UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 23, 2009

FARO TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Florida	0-20381	59-3157093
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

250 Technology Park, Lake Mary, Florida 32746

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (407) 333-9911

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On July 23, 2009, the Board of Directors of FARO Technologies, Inc. (the “Company”) elected Lynn Brubaker to serve as a director. The Board of Directors also appointed Ms. Brubaker to serve on the Financial Audit Committee and the Operational Audit Committee. There are no arrangements between Ms. Brubaker and any other person pursuant to which Ms. Brubaker was elected as a director, nor are there any transactions to which the Company was or is a participant and in which Ms. Brubaker has a material interest subject to disclosure under Item 404(a) of Regulation S-K.

Since 2005, Ms. Brubaker has owned an advisory practice focused on strategy, business development, go to market approach, sales and marketing organization and development, customer management, organizational design, manufacturing approach, talent assessment, and executive coaching. From 2000 to 2005, Ms. Brubaker served as Vice President and General Manager of Commercial Aerospace at Honeywell International. She is currently a director of Hexcel, a New York Stock Exchange-listed company providing leading advance materials and technology, The Nordam Group, a private aerospace company in high technology manufacturing and repair, and Graham Partners, a U.S. private equity firm focused on middle market manufacturing companies. Ms. Brubaker also formerly served as a director of Cordiem, an aviation industry consortium formed to handle parts consignment, distribution, and auctions, Wings Club, a nonprofit aviation association, and West Meadows Ditch Company, a private water rights company. Ms. Brubaker received a BA from the University of California Fresno and a MBA from the University of California Los Angeles.

Item 8.01.	Other Events

On July 29, 2009, the Company issued a press release announcing the election of Lynn Brubaker to the Company’s Board of Directors. A copy of this press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
99.1	Press release dated July 29, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FARO TECHNOLOGIES, INC. (Registrant)

July 29, 2009	/s/ Keith S. Bair
	By:	Keith S. Bair
	Its:	Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press release dated July 29, 2009.